Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 2023 relating to the financial statements of DHI Group, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of DHI Group, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Denver, Colorado

May 10, 2023